Exhibit 2.1



                           MERGER AGREEMENT



                                 among

                        CUC INTERNATIONAL INC.,

                     BSU ACQUISITION CORPORATION,

                     BOOK STACKS UNLIMITED, INC.,

                                  and

                             CHARLES STACK



                      Dated as of August 7, 1996





                        MERGER AGREEMENT

          Merger Agreement dated as of August 7, 1996 (the
"Agreement"), by and among Book Stacks Unlimited, Inc., an Ohio corporation (the "Company"), Charles Stack, a resident of Ohio (the "Shareholder"), CUC International Inc., a Delaware corporation
("Parent"), and BSU Acquisition Corporation, an Ohio corporation and a wholly-owned subsidiary of Parent ("Merger Sub").


                      W I T N E S S E T H:

          WHEREAS, the respective Boards of Directors of Merger Sub and the Company have each determined that the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be fair to and in the best interests of their respective shareholders;

          WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved and adopted this Agreement and the transactions contemplated hereby;

          WHEREAS, Parent, as the sole shareholder of Merger Sub, has approved this Agreement and the transactions contemplated hereby;

          WHEREAS, the Shareholder owns 100 shares of the Common Stock (no par value) of the Company (each such share, a "Share" and collectively, the "Shares"), representing all of the issued and outstanding capital stock of the Company, and desires to enter into this Agreement and consummate the transactions contemplated hereby;

          WHEREAS, simultaneously with the Closing, (x) the Shareholder and Camille Tillman, a current employee of the Company, each intend to enter into an Employment Agreement with the Company, each in the form attached hereto as Exhibits A and B, respectively (the "Employment Agreements"), and (y) Parent, the Shareholder and Robert T. Tucker, Esq., as escrow agent (the "Escrow Agent") each intend to enter into an Escrow Agreement in the form attached hereto as Exhibit C (the "Escrow Agreement" and, collectively with the Employment Agreements and all other agreements which are entered into by the parties hereto pursuant to this Agreement or in connection with any of the transactions contemplated hereby, the "Related Agreements); and

          WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:


                             MERGER

          1         The Merger.  Upon the terms and subject to the
conditions set forth in this Agreement, and in accordance with the Ohio General Corporation Law (the "Ohio Statute"), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").
The name of the Surviving Corporation shall be "Book Stacks Unlimited,
Inc.".

          2         Time and Place of Closing .  Unless this Agreement
shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article 7, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York time, on the later to occur of (a) August 30, 1996 and
(b) the second business day after satisfaction of the conditions set forth in Section 7.1 (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Article 7), unless another date or time is agreed to in writing by the parties hereto (the day on which the Closing takes place being the "Closing Date"). Except for the filings provided for by Section 1.3 below, the Closing shall take place by the transmittal of documents to the respective recipients thereof via telecopy (with the originals of such documents sent via overnight courier) or by such other means as the parties may mutually agree upon.

          3         Effective Time of the Merger.  Subject to the provisions
of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger or other appropriate documents (the "Certificate of Merger") with the Secretary of State of the State of Ohio in such form as required by, and executed in accordance with, the relevant provisions of the Ohio Statute, as soon as practicable on or after the Closing Date. The Merger shall become effective upon the later of (i) the time at which such Certificate of Merger is filed with the Secretary of State of the State of Ohio, or
(ii) such other time as the parties may agree to provide in the Certificate of Merger (the "Effective Time").

          4         Effects of the Merger.  At the Effective Time, the
effects of the Merger shall be as provided in the Certificate of Merger and the applicable provisions of the Ohio Statute.

          5         Directors and Officers.  The directors of Merger Sub
immediately prior to the Effective Time shall be, from and after the Effective Time, the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and code of regulations. The officers of the Company immediately prior to the Effective Time shall be, from and after the Effective
Time, the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and code of regulations.

          6         Articles of Incorporation; Code of Regulations.  At
the Effective Time, the articles of incorporation and the code of regulations of the Company immediately prior to the Effective Time shall be the articles of incorporation and the code of regulations of the Surviving Corporation, until duly amended in accordance with applicable law.

          7         Conversion of Securities.  At the Effective Time,
by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any Shares or the holders of any capital stock of Merger Sub:

               (a) Conversion of Merger Sub Shares. Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of voting common stock of the Surviving Corporation and shall constitute the only shares of capital stock of the Surviving Corporation.

               (b) Shares Owned by the Company, etc. Each Share that is owned by the Company and any Shares owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent or the Company shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

               (c) Shares Owned by the Shareholder. Subject to the other provisions of this Article 1, each Share issued and outstanding immediately prior to the Effective Time (other than shares owned, directly or indirectly, by the Company or any direct or indirect wholly-owned subsidiary of the Company or by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and the Shares held by the Shareholder shall be converted into the right to receive the following:

                    (i) Cash Payment - a cash payment (such cash consideration, the "Cash Consideration") equal to $852,500.00;

                    (ii) Shares to be Delivered - a number of shares of Parent Common Stock (as defined below), rounded down to the nearest whole number of shares, equal to the quotient of (A) $4,000,000, divided by (B) the Average Stock Price (as defined below); provided that a number of shares (such share consideration, the "Escrowed Consideration") of Parent Common Stock, rounded down to the nearest whole number of shares, equal to the quotient of (A) $500,000, divided by (B) the Average Stock Price (as defined below), will be held in escrow by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement; and

                    (iii) Fractional Share Cash Amount - cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 1.8(c) of this Agreement.

For purposes of this Agreement, the capitalized terms set forth below shall have the following meanings: (i) "Parent Common Stock" shall mean shares of common stock, par value $.01 per share, of Parent, (ii) "Closing Price" shall mean, on any day, the last reported sale price of one share of Parent Common Stock on the NYSE, (iii) "Average Stock Price" shall mean, with respect to one share of Parent Common Stock, the average Closing Price for such a share during the period of the ten (10) most recent trading days ending on the second business day prior to the Closing Date (as defined in Section 1.3), and (iv) "NYSE" shall mean the New York Stock Exchange, Inc.

          8         Delivery of Certificates.  (a)  Delivery Procedures.
At the Closing, the Shareholder shall surrender to Parent all certificates which immediately prior to the Effective Time evidenced outstanding
Shares (including, without limitation, all certificates evidencing the 100 Shares currently held by the Shareholder) (the "Certificates").
Upon surrender of the Certificates to Parent, duly endorsed to Parent
(or accompanied by duly executed stock powers), the Shareholder (or such other holder of the Certificates) shall be entitled to receive in exchange therefor (i) a cash amount equal to the Cash Consideration,
(ii) certificates evidencing the shares of Parent Common Stock to be delivered pursuant to Section 1.7(c)(ii) above (other than the shares of Parent Common Stock which are included within the Escrowed Consideration), and (iii) cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section
1.8(c), and the Certificates so surrendered shall forthwith be cancelled.

               (b) No Further Rights in Shares. All shares of Parent Common Stock issued and any cash paid in lieu of fractional shares as contemplated by Section 1.8(c) upon conversion of the Shares in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such Shares (except as otherwise expressly provided in this Agreement).

               (c) Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of Shares shall be entitled to receive in lieu of any fractional shares of Parent Common Stock to which such holder otherwise would have been entitled pursuant to Section 1.7 (after taking into account all Shares then held of record by such holder) a cash payment in an amount equal to the product of (i) the fractional interest in a share of Parent Common Stock to which such holder otherwise would have been entitled and (ii) the Average Stock Price.

          9    Escrowed Consideration.  The shares of Parent Common Stock constituting the Escrowed Consideration shall be held in escrow by the Escrow Agent pursuant to the terms and conditions of the Escrow
Agreement (it being understood and agreed that such shares will be held by the Escrow Agent for a period of at least nine (9) months after the Closing Date and shall constitute a non-exclusive indemnity pool to serve as partial security for the indemnification obligations of the Shareholder under Article 9 of this Agreement). In the event that, pursuant to the terms and conditions of the Escrow Agreement, there are any remaining shares of Parent Common Stock (or other assets) constituting the Escrowed Consideration which have not been set-off against as a result of the Shareholder's indemnification obligations under Article 9 of this Agreement (as more fully discussed in the Escrow Agreement and Section 9.2(d) hereof), then the parties will take such actions as may be necessary to cause the Escrow Agent to deliver to the Shareholder such amount of Escrowed Consideration.

          10        Registration of Parent Common Stock.

               (a) Registration Provisions in General. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock to satisfy Parent's obligations to deliver such shares to the Shareholder under this Agreement. Upon the terms and subject to the conditions of this
Section 1.10, (x) Parent shall prepare and, within ten (10) business days following the date hereof, cause to be filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 (or any successor form or, in Parent's sole discretion, on any other appropriate form under the Securities Act as may then be available to Parent) (such registration statement, the "Registration Statement") relating to the resale of shares of Parent Common Stock to be received by the Shareholder at the Closing and in connection with the Escrowed Consideration (such shares, the "Registrable Shares"; provided that the term "Registrable Shares" shall not include any shares when (i) such shares have been sold or otherwise transferred by the Shareholder or (ii) such shares shall have ceased to be outstanding), (y) Parent shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC prior to the Closing, and (z) Parent shall, subject to the terms and conditions of this Agreement, use its commercially reasonable efforts to maintain the effectiveness of such Registration Statement (and maintain the current status of the prospectus or prospectuses contained therein) for the duration of the Registration Period (as defined below).
Parent shall not be prohibited from adding shares of Parent Common Stock of other Parent shareholders to the registration statement so long as the addition of such shares does not significantly delay the preparation, filing or effectiveness of such registration statement. Parent will pay all registration and filing fees, all fees and disbursements of counsel and accountants retained by Parent and all other expenses incurred by Parent in connection with Parent's performance of or compliance with this Section 1.10 (excluding underwriting discounts and commissions, transfer taxes and excluding the cost of any separate legal counsel or other advisors retained by the Shareholder). The term "Registration Period" shall mean the period which shall run from the date on which the Registration Statement has been declared effective by the SEC and shall expire on the earlier of (x) 18 months after the date on which the Registration Statement has been declared effective by the SEC (provided that such 18-month period shall be subject to extension as provided in Section
1.10 (c)), (y) the first date on which the Shareholder is permitted to resell the Registrable Shares pursuant to the provisions of Rule 144 promulgated under the Securities Act, or (z) the date upon which there shall cease to be any Registrable Shares.

               (b) Registration Procedure. Upon the terms and subject to the conditions of this Section 1.10, Parent shall, in effecting any registration of the Registrable Shares pursuant to this
Section 1.10:

                    (i)  Prior to the initial filing of the
Registration Statement with the SEC, furnish to one counsel selected by the Shareholder copies of all such documents proposed to be filed, and such counsel shall be given the opportunity to communicate any comments they may have on such documents (which comments will be limited to information concerning the Shareholder and its plan of distribution and other issues reasonably related to the Shareholder);

                    (ii) Prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such registration statement as may be necessary to keep such Registration Statement effective for the Registration
Period;

                    (iii) Furnish to the Shareholder copies of the registration statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such registration statement (including each preliminary prospectus) in conformity with the requirements of the Securities Act and such other documents as the Shareholder may reasonably request in order to facilitate the disposition of the Registrable Shares owned by it;

                    (iv) Use its commercially reasonable efforts to register or qualify the Registrable Shares under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Shareholder and do any and all other acts and things which may be reasonably necessary or advisable to enable the Shareholder to consummate the disposition in such jurisdictions of the Registrable Shares owned by each such Shareholder; provided that Parent shall not be required in connection therewith or as a condition thereto to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this clause (iv), (Bi) subject itself to taxation in any such jurisdiction, or (C) file a general consent to service of process in any such jurisdiction;

                    (v) Use its commercially reasonable efforts to cause the Registrable Shares to be authorized for listing on the NYSE, subject to official notice of issuance;

                    (vi) Notify the Shareholder, at any time when a prospectus relating to the Registration Statement is required to be delivered under the Securities Act, as soon as reasonably practicable after such time as Parent discovers any facts or circumstances which cause the prospectus included in the Registration Statement to contain an untrue statement of a material fact or to omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of circumstances then existing; as soon as reasonably practicable after the date of such notification to Shareholder, Parent will prepare and furnish to such Shareholder a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus will not contain an untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of circumstances then existing;

                    (vii)     Subject to such confidentiality
requirements as Parent may reasonably impose, make available for inspection by the Shareholder and any attorney, accountant or other agent retained by the Shareholder (collectively, the "Inspectors"), during the normal business hours of Parent, all financial and other records, pertinent corporate documents and properties of Parent as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause Parent's officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such registration statement;

                    (viii) Notify the Shareholder of any stop order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

               (c)  Certain Additional Covenants of Parent and the
Shareholder

                    (i) Parent may require the Shareholder to furnish to Parent such information regarding the Shareholder and the distribution of such Registrable Shares as Parent may from time to time reasonably request. Shareholder and its representatives shall cooperate with Parent and its representatives to the extent reasonably required, and shall take such other actions as may be reasonably necessary or appropriate or as may be reasonably requested by Parent, in connection with the performance by Parent of its obligations under this Section 1.10. Shareholder shall notify Parent, as soon as reasonably practicable after such time as Shareholder discovers any facts or circumstances which cause the prospectus included in the Registration Statement to contain an untrue statement of a material fact or to omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of circumstances then existing.

                    (ii) The Shareholder agrees that, upon receipt of any notice from Parent of the happening of any event of the kind described in Section 1.10(b)(vi) or upon the delivery of a similar notice to Parent by Shareholder pursuant to Section 1.10(c)(i) above, such Shareholder will forthwith discontinue disposition of Registrable Shares pursuant to the registration statement covering such Registrable Shares until such Shareholder's receipt of the copies of the supplemented or amended prospectus contemplated by such Section 1.10(b)(vi), and, if so directed by Parent, such Shareholder will deliver to Parent all copies, other than permanent file copies then in such Shareholder's possession, of the prospectus covering such Registrable Shares current at the time of receipt of such notice. In the event of the giving of any such notice contemplated pursuant to Sections 1.10(b)(vi) or 1.10(c)(i) above, the Registration Period shall be extended by the number of days during the period from and including the date of the giving of such notice, to and including the date when the Shareholder shall have received the copies of such supplemented or amended prospectus.

                    (iii)     With respect to any registration
statement filed or to be filed pursuant to this Section 1.10, if the Board of Directors of Parent determines that, in its good faith judgment, it would (because of the existence of, or in anticipation of, any acquisition involving Parent or any subsidiary or any financing activity, or the unavailability for reasons substantially beyond Parent's control of any required financial statements, or any other event or condition of similar significance to Parent or any subsidiary) be significantly disadvantageous (a "Disadvantageous Condition") to Parent or any subsidiary or its stockholders for such registration statement to become effective or to be maintained effective or for sales of Registrable Shares to continue pursuant to the registration statement, Parent shall, notwithstanding any other provisions of this Section 1.10, be entitled, upon the giving of a written notice (a "Delay Notice") to such effect to the Shareholder included or to be included in such registration statement, (x) to cause sales of Registrable Shares by the Shareholder pursuant to such registration statement to cease, (y) to cause such registration statement to be withdrawn and the effectiveness of such registration statement terminated or (z) in the event no such registration statement has yet been filed, to delay filing any such registration statement, until, in the good faith judgment of the Board of Directors, such Disadvantageous Condition no longer exists (notice of which Parent shall promptly deliver to the Shareholder with respect to which any such registration statement has been filed). Parent will disclose to the Shareholder the general nature of such Disadvantageous Condition, but only to the extent reasonably practicable in light of any confidentiality concerns relating to such Disadvantageous Condition. Notwithstanding the foregoing provisions of this clause
(iii): (A) Parent shall not be entitled to cause sales of Registrable Shares to cease or to delay any registration of Registrable shares required pursuant to Section 1.10 by reason of any existing or anticipated Disadvantageous Condition, for a period of more than one hundred (100) consecutive days from the giving of its Delay Notice to the Shareholder with respect to such Disadvantageous Condition; (B) in the event a registration statement is filed and subsequently withdrawn by reason of any existing or anticipated Disadvantageous Condition, Parent shall cause a new registration statement covering the Registrable Shares to be filed with the SEC as soon as reasonably practicable after such Disadvantageous Condition expires or, if sooner, as soon as such one hundred (100) day period expires, and the Registration Period for such new registration statement shall be the greater of thirty days or the number of days that remained in the Registration Period with respect to the withdrawn registration statement at the time it was withdrawn; and (C) in the event Parent elects not to withdraw or terminate the effectiveness of any such registration statement but to cause Shareholder to refrain from selling Registrable Shares for any period during the Registration Period, the Registration Period with respect to such Shareholder shall be extended by the number of days during the Registration Period that such Shareholder is required to refrain from selling Registrable Shares.

               (d)  Indemnification

                    (i) Indemnification by Parent. In connection with the registration of the Registrable Shares under the Securities Act pursuant to this Section 1.10, Parent will, and it hereby does, indemnify and hold harmless, to the fullest extent permitted by law, the Shareholder and each other person who participates as an underwriter or otherwise on behalf of the Shareholder in the offering or sale of such securities (collectively, the "Shareholder Indemnitees"), against any and all losses, claims, damages or liabilities, joint or several, and expenses (including any amounts paid in any settlement effected with Parent's prior consent (which may not be unreasonably withheld) and reasonable attorneys fees and disbursements) to which such Shareholder Indemnitees may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (A) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and Parent will reimburse such Shareholder Indemnitees for any legal or any other expense reasonably incurred by them in connection with investigating or defending such loss, claim, liability, action or proceedings; provided that Parent shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expenses arose out of or was based upon any untrue statement or alleged untrue statement or omission or alleged omission which was made or done in such registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus, in reliance upon and conformity with information furnished to Parent in writing by the Shareholder or any of the other Shareholder Indemnitees or by any of their respective representatives; provided further that Parent will not be liable to any such Shareholder Indemnitees with respect to any preliminary prospectus as then amended or supplemented, as the case may be, to the extent that any such loss, claim, damage or liability of such Shareholder Indemnitees results from the fact that such Shareholder Indemnitees sold Registrable Shares to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the final prospectus (including any documents incorporated by reference therein), whichever is most recent, if Parent has previously furnished copies thereof to such Shareholder Indemnitees and such final prospectus, as then amended and supplemented, has corrected any such misstatement or omission. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Shareholder Indemnitees and shall survive the transfer of such securities by the Shareholder.

                    (ii) Indemnification by the Shareholder. In connection with the registration of the Registrable Shares under the Securities Act pursuant to this Section 1.10, the Shareholder will, and it hereby does, indemnify and hold harmless, to the fullest extent permitted by law, Parent or any affiliate of Parent or any other person who participates in the offering or sale of such securities on Parent's behalf, against any and all losses, claims, damages or liabilities, joint or several, and expenses (including any amounts paid in any settlement effected with Shareholder's prior consent (which may not be unreasonably withheld) and reasonable attorneys fees and disbursements) to which Parent or any affiliate of Parent or any such other person may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (A) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (but only to the extent that such misstatements or omissions referred to in clauses (A) and (B) above were done or omitted, etc. in reliance upon and in conformity with information furnished to Parent in writing by the Shareholder or its affiliates or by such underwriter); the Shareholder shall reimburse Parent, its affiliates and such other persons for any legal or any other expense reasonably incurred by them in connection with investigating or defending such loss, claim, liability, action or proceedings. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Parent or the Shareholder and shall survive the transfer of such securities by the Shareholder. In no event will the aggregate amounts payable by the Shareholder under this Section 1.10(d)(ii) exceed $4,000,000.00.

                    (iii) Notices of Claims, Etc. Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 1.10, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, promptly give written notice to the latter of the commencement of such action; provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subsections of this Section 1.10, except to the extent that the indemnifying party is actually materially prejudiced by such failure to give notice. In case any action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified party and indemnifying parties may exist in respect of such claim, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying parties similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties arises in respect of such claim after the assumption of the defense thereof, and the indemnifying party will not be subject to any liability for any settlement made without its consent (which consent shall not be unreasonably withheld). No indemnifying party will consent to entry of judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of only one additional counsel.

                    (iv) Other Indemnification. Indemnification similar to that specified in the preceding subsections of this Section
1.10 (with appropriate modifications) shall be given by Parent and the Shareholder with respect to any required registration or other qualification of securities under any federal or state law or regulation of governmental authority other than the Securities Act.



               REPRESENTATIONS AND WARRANTIES OF
                THE COMPANY AND THE SHAREHOLDER

          The Company and the Shareholder hereby jointly and severally represent and warrant to Parent and Merger Sub as follows:

          1         Organization, Standing and Power.  The Company is a
corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, except where the failure to be so qualified would not result in a Company Material Adverse Effect (as defined below). For purposes of this Agreement, the term "Company Material Adverse Effect" means any material adverse change in, or material adverse effect on, the business, assets, prospects, results of operations, value or financial or other condition of the Company, or any event or circumstance which would likely prevent, hinder or materially delay the consummation of any of the transactions contemplated by this Agreement.

          2         Authority and Enforceability.

               (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Related Agreement to which it is a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. The Board of Directors of the Company (at a meeting duly called and held) has by requisite vote of all directors present, and all of the Shareholders of the Company have by written consent, (x) determined that the Merger is advisable and in the best interests of the Company and the Shareholder, (y) authorized the execution, delivery and performance by the Company of this Agreement and the Related Agreements and (z) approved this Agreement and the Related Agreements to which it is a party, and the transactions contemplated hereby and thereby, including the Merger. This Agreement and each of the Related Agreements has been duly executed and delivered by the Company and, assuming this Agreement and each of the Related Agreements constitute the valid and binding agreement of the other parties hereto and thereto, this Agreement and each of the Related Agreements constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

               (b) The Shareholder has all requisite legal right, power and authority to enter into this Agreement and each Related Agreement to which he is a party and to agree to the transactions contemplated hereby and thereby and to perform all of their obligations hereunder and thereunder. This Agreement and each of the Related Agreements to which the Shareholder is a party has been duly executed and delivered by the Shareholder and, assuming this Agreement and each of the Related Agreements to which such Shareholder is a party constitute the valid and binding agreement of the other parties hereto and thereto, this Agreement and each of the Related Agreements constitute the legal, valid and binding obligations of the Shareholder, enforceable against the Shareholder in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          3         Subsidiaries.  The Company does not (i) own
beneficially or of record any shares of capital stock or any other security of any other entity or (ii) have any other investment in any other entity.

          4         Capital Structure .  The authorized capital stock of
the Company consists solely of seven hundred and fifty (750) Shares. There are issued and outstanding one hundred (100) Shares and no other Shares are issued and outstanding; no Shares are held by the Company in its treasury. All outstanding Shares are validly issued, fully paid and non-assessable and are not subject to preemptive or other similar rights. There are not as of the date hereof, and there will not be at the Closing, (x) any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Company or the Shareholder is a party to, or may be bound by, requiring it to issue, transfer, dispose of, sell, purchase, redeem or otherwise acquire (or to refrain from doing any of the foregoing) any Shares or any shares of capital stock or any of the Company's securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or other securities of, or other ownership interests in, the Company, and (y) any stockholders' agreements, voting trusts or other agreements or understandings to which the Company or the Shareholder is a party or by which it is bound relating to the voting of, or placing any restrictions on, any shares of the capital stock of the Company. The Company has not granted any options, warrants or rights to purchase Shares. The Shareholder owns beneficially and of record, and has good and marketable title to, one hundred (100) Shares (which constitute all of the issued and outstanding capital stock of the Company), free and clear of any Encumbrance (as defined below). During the period in which this Agreement remains in effect and prior to the Effective
Time, the Shareholder will retain both record and beneficial ownership of all Shares, free and clear of any Encumbrance, and will not transfer any of the Shares to any party or otherwise grant any Encumbrance with respect to such Shares. For purposes of this Agreement, the term "Encumbrance" means any mortgage, pledge, claim, charge, lien, encumbrance, interest, option, restriction, condition, violation, security interest or assessment of any nature affecting in any way the assets or property involved (other than those restrictions arising under generally applicable federal and state securities laws).

          5         Corporate Records.  The copies of the articles of
incorporation and code of regulations of the Company attached hereto as Schedule 2.5 are true, correct and complete. The minute books of the Company, and the stock certificate books and similar records of the Company, previously made available to Parent, are true, correct and complete in all material respects.

          6         No Violations Resulting From Transactions.  Except for
those matters which in the aggregate would not result in a Company Material Adverse Effect, the execution and delivery of this Agreement and each of the Related Agreements and the consummation of the transactions contemplated hereby and thereby by either the Company or the Shareholder will not (a) conflict with, or result in any violation of, or result in a Default (as defined in Section 2.18(b) below) under, or the creation of an Encumbrance on assets or property, or result in any right of first refusal with respect to any asset or property (any such conflict, violation, Default, creation or right of first refusal, a "Violation"), pursuant to any provision of the articles of incorporation or code of regulations of the Company, or (b) result in any Violation of, or require any consent or approval of or notice to any person pursuant to (i) any of the Contracts listed in Schedule
2.18 or any other material agreement of the Company or (ii) any permit, franchise, license, judgment, order, decree, statute, law, ordinance, rule, regulation or administrative ruling, whether federal, state, local or foreign (collectively, "Laws"), applicable to the Company or their respective properties or assets. Other than the filings provided for by Section 1.3, no consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign
(a "Governmental Entity"), is required by or with respect to the Company or the Shareholder in connection with the execution and delivery by the Company or the Shareholder of this Agreement and each Related Agreement to which it is a party, or the consummation by the Company or the Shareholder of the transactions contemplated hereby or thereby.

          7         Compliance with Laws.  Except as set forth in Schedule
2.7 and except for those matters which in the aggregate would not result in a Company Material Adverse Effect, (x) the Company is, and at all times has been, in material compliance with all Laws applicable to the Company or to the conduct of the business or operations of the Company or the use of its properties (including any leased properties) and assets, and (y) the Company has not received, and does not know of the issuance or threatened issuance by any Governmental Entity, of any notices of violation or alleged violation of any Law applicable to the Company.

          8         Litigation.  There are no actions, suits, investigations
or proceedings ("Legal Proceedings") pending or, to the best knowledge of the Company and the Shareholder, threatened that question the validity of this Agreement or the Related Agreements or any action taken or to be taken by the Company or the Shareholder in connection with the consummation of the transactions contemplated hereby or thereby.
Schedule 2.8 sets forth a true, correct and complete list of all material Legal Proceedings pending or, to the best knowledge of the Company and the Shareholder, threatened against or affecting the Company or any properties or assets of the Company, at law or in equity, and, to the best knowledge of the Company and the Shareholder, there is no basis for any such Legal Proceeding not so listed. None of the matters listed on such Schedule 2.8 could, if adversely determined, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as listed on such Schedule 2.8, there is no basis for the assertion by any third party of any claim or legal action which could reasonably be expected to result in a Company Material Adverse Effect. There is no outstanding or, to the best knowledge of the Company and the Shareholder, threatened order of any Governmental Entity against, affecting or naming the Company or affecting any of its properties or assets.

          9         Taxes.  (a)  Except for those matters which in the
aggregate would not result in a Company Material Adverse Effect, (i) all Taxes (as defined below) shown as due or payable on any Tax Return (as defined below) by (A) the Company, (B) the Shareholder based on his ownership interest in the Company, or (C) any other person, firm or corporation which are liabilities of the Company, for all periods ending on or before the Closing Date, have been paid in full, (ii) no Taxes remain outstanding, and the Company has established current accruals that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations through the date hereof, (iii) the Company and the Shareholder (to the extent required to do so based on his ownership interest in the Company) has filed all Tax Returns required to have been filed by it prior to the date hereof and no extension of time for filing a Tax Return (other than with respect to the tax year ended December 31, 1995) is presently in effect, (iv) the Tax Returns that have been filed have been accurately prepared, duly and timely filed and are correct and complete in all respects and (v) the Company has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid to or owing to any employee, independent contractor, creditor or any other third party. There has been no examination by any Tax authority of any return of the Company or of the Shareholder (to the extent based on his ownership interest in the Company), during the past three
(3) years, and there are no audits, actions, suits, proceedings, investigations or claims now pending or threatened against the Company or the Shareholder, based on his ownership interest in the Company, in respect of any Taxes. The Company is not a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement. The Company has never been a member of any affiliated group (within the meaning of the Code (such term, as defined below)) for federal income tax purposes, or any affiliated, consolidated, combined or unitary group for state or local tax purposes other than the affiliated group of which the Company is the common parent.

               (b) For purposes of this Agreement, (i) "Code" shall mean the Internal Revenue Code of 1986, as amended (including without limitation any successor internal revenue law), and the rules and regulations promulgated thereunder, and any reference to a specific provision of the Code shall include any predecessor of such provision;
(ii) "Taxes" shall mean (A) all taxes, charges, fees, levies, or other similar assessments, including without limitation, income, gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, licensing, withholding, employment, payroll, estimated and franchise taxes imposed by the United States, any state, local, or foreign government, or any subdivision, agency, or other similar entity of the United States, or any such government, and any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such tax or any contest or dispute thereof, and (B) any Taxes (as defined in clause (A)) for which the Company is liable as a transferee, indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, understanding or commitment, whether oral or written, or by reason of having been a member of any affiliated, consolidated, combined or unitary group;
(iii) "Tax Return" shall mean any report, return, statement, or other information required to be supplied to a federal, state, local or foreign taxing authority in connection with Taxes; and (iv) any reference to the Company shall include any corporation which merged with or into or was liquidated into the Company or a subsidiary of the Company or otherwise is a predecessor of the Company or such subsidiary.

          10        Pension and Benefit Plans.  All employees of the Company
are set forth on Schedule 2.10, and all Contracts and other agreements with such employees are set forth on Schedule 2.18. Except as set forth in Schedule 2.10, there are no employee benefit, pension, profit sharing, deferred compensation, welfare or similar plans of Company with respect to its employees.

          11        Financial Advisors.  No person or entity has acted
directly or indirectly as a broker, finder or financial advisor for or to the Company or the Shareholder in connection with the negotiations relating to or the transactions contemplated by this Agreement or the Related Agreements. No person or entity is entitled to any fee or commission or like payment, or expense reimbursement, in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Company or the Shareholder.

          12        Financial Statements.  Attached hereto as Schedule
2.12(a) are true, correct and complete copies of (x) the balance sheet of the Company as at December 31, 1995, and the related statements of earnings, stockholders' equity (deficit) and cash flows of the Company for the year then ended (including the related notes and schedules thereto, the "Annual Financial Statements"), as compiled by Saltz, Shamis & Goldfarb, Inc., certified public accountants, and (y) the balance sheet (the "Balance Sheet") of the Company as at May 31, 1996 (the "Balance Sheet Date") and the related statements of earnings and stockholders' equity (deficit) for the five-month period then ended
(the "Interim Financial Statements", and together with the Annual Financial Statements, the "Financial Statements"). Except as set forth on Schedule 2.12(b) attached hereto, the Financial Statements were prepared in accordance with the books and records of the Company, are complete and correct in all material respects, have each been prepared in accordance with U.S. generally accepted accounting principles applied consistently with the past practices of the Company ("GAAP") and present fairly the consolidated financial position, results of operations and changes in financial position or cash flows, whichever is applicable, of the Company as at the dates and for the periods indicated (subject, in the case of the Interim Financial Statements, to normal year-end adjustments).

          13        No Undisclosed Liabilities.  Except as set forth in
Schedule 2.13 and except for those matters which in the aggregate would not result in a Company Material Adverse Effect, as of the Balance Sheet
Date, the Company has not had any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the best knowledge of the Company and the Shareholder, there was no basis for the assertion of any claim or liability of any nature against the Company, which was not fully reflected in, reserved against or otherwise described in the Balance
Sheet that would be required to be disclosed on a balance sheet prepared as of the Balance Sheet Date in conformity with GAAP applied on a consistent basis. Since the Balance Sheet Date and except as set forth in Schedule 2.13, the Company has not incurred any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted) that would be required to be disclosed on a balance sheet prepared as of the date hereof in conformity with GAAP applied on a consistent basis, other than those which (x) are incurred in the ordinary course of business consistent with past practice, and (y) would not, in the aggregate, result in a Company Material Adverse
Effect.

          14        Absence of Certain Developments.  Since December 31,
1995, (a) there has been no event, condition or state of facts of any character that has had or could have a Company Material Adverse
Effect, (b) neither the Company nor the Shareholder has taken any action that would have been prohibited by Section 5.1 of this Agreement had that section been effective since December 31, 1995, (c) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $25,000 for any single loss or $100,000 for all such losses, and (d) the Company has not entered into any transaction or contract or conducted its business, other than in the ordinary course consistent with past practice
(except for those matters which in the aggregate would not result in a Company Material Adverse Effect).

          15        Intellectual Property.

               (a) Schedule 2.15(a) sets forth a list of all Intellectual Property (as defined below in paragraph (d)) which is either owned by the Company, licensed by the Company or otherwise used in its business (other than commonly-used computer software which is generally available to the public and the use rights to which were legally acquired by the Company either for free or through established retail facilities) and indicates, with respect to each item of Intellectual Property listed thereon, the owner thereof and, if applicable, the name of the licensor and licensee thereof and the terms of such license or other contract relating thereto. The Company possesses all Intellectual Property necessary for the conduct of its business as now conducted.

               (b) Except as set forth in Schedule 2.15(b), (i) the Company has full legal and beneficial ownership (free and clear of any and all Encumbrances) of, or a valid right to use (free of any material restriction not entered into in the ordinary course of business), all Intellectual Property listed on Schedule 2.15(a), and neither the Company nor the Shareholder has received any notice or claim (whether written, oral or otherwise) challenging the Company's ownership or rights in such Intellectual Property or suggesting that any other entity has any claim of legal or beneficial ownership with respect thereto, (ii) to the best knowledge of the Company and the Shareholder, all Intellectual Property listed on Schedule 2.15(a) is legally valid and enforceable without any material qualification, limitation or restriction on its use, and neither the Company nor the Shareholder has received any notice or claim (whether written, oral or otherwise) challenging the validity or enforceability of any such Intellectual Property, (iii) to the best knowledge of the Company and the Shareholder, with respect to any Intellectual Property listed on
Schedule 2.15(a) which may be registered with any private or governmental entity, but which has not yet been registered, all applications are pending and in good standing and are without challenge of any kind, (iv) to the best knowledge of the Company and the Shareholder, neither the use of any of the Intellectual Property listed on Schedule 2.15(a) nor any other Intellectual Property used by the Company will conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title or interest held by any other person or entity, and there have been no claims made with respect thereto, and (v) to the best knowledge of the Company and the Shareholder, no other person or entity is infringing in any material respect on any part of the Intellectual Property listed on
Schedule 2.15(a). To the best knowledge of the Company and the Shareholder, the Company has not conducted its business, and has not used or enforced (or failed to use or enforce) such Intellectual Property, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the Intellectual Property, and the Company has not taken or failed to take any action that would result in the forfeiture or relinquishment any such Intellectual Property used in the conduct of its business as now conducted. The Company has, and after giving effect to the Merger will have, a valid registration and full rights (free of any material restriction) with respect to all Internet domain names which are used by the Company in its business (including, without limitation, "www.books.com", "www.bookstack.com" and "www.bookstacks.com").

               (c) Except as set forth in Schedule 2.15(c), (i) the Company has taken all reasonable steps to (x) protect the Company's rights to the Intellectual Property listed on Schedule 2.15(a) and (y) to prevent the unauthorized use thereof by any other person or entity, in each case in accordance with standard industry practice, and (ii) the Company shall use all reasonable efforts to maintain, or cause to be maintained, the Intellectual Property listed on Schedule 2.15(a) in full force and effect through the Closing and, without limitation, has renewed or has made, and will make within an applicable renewal period ending on or prior to the Closing, application to renew all of the Intellectual Property subject to expiration on or prior to the Closing. Except as set forth in Schedule 2.15(c), neither the Company nor the Shareholder has granted to any other person or entity any rights or permissions to use any of the Intellectual Property listed on Schedule 2.15(a).

               (d) For purposes of this Agreement, the term "Intellectual Property" means any patent, copyright, trademark, trade name, service mark, service name, brand mark, brand name, logo, Internet domain name or industrial design, any registrations thereof and pending applications therefor (to the extent applicable), any other intellectual property right (including, without limitation, any know-how, trade secret, trade right, formula, confidential or proprietary report or information, customer list or membership list, and any computer program, software, database or data right), any license or other contract relating to any of the foregoing, and any goodwill associated with any business owning, holding or using any of the foregoing.

          16        Real Property.  The Company does not own or have the
right to acquire, pursuant to any agreement, arrangement or understanding, any real property. The Company has a good and valid leasehold interest in each parcel of real property leased by it, free and clear of all Encumbrances, except those Encumbrances which do not materially interfere with the Company's use and enjoyment of such real property or materially detract from or diminish the value thereof.

          17        Insurance.  The Company currently maintains insurance
policies, which policies provide adequate coverage for the operations conducted by the Company.

          18        Material Contracts.

               (a) Except as set forth in Schedule 2.18(a), the Company is not a party to, nor are any of its properties or assets bound by, any (i) contract not made in the ordinary course of business or the performance of which will extend over a period greater than thirty (30) days and which is not cancelable by the Company without penalty; (ii) employment, consulting, independent contractor, non-competition, severance, golden parachute or indemnification contract (including, without limitation, any agreement or arrangement with any computer software developer previously retained or used by the Company); (iii) advertising, public relations, franchise, distributorship or sales agency contract; (iv) contract involving the commitment or payment in excess of $50,000 for the future purchase of services, properties, materials or equipment; (v) contract among stockholders or granting a right of first refusal or for a partnership or for a joint venture or for the acquisition, sale or lease of any properties or assets of the Company; (vi) mortgage, pledge, conditional sales contract, security agreement, factoring agreement or other similar contract with respect to any property of the Company;
(vii) loan agreement, credit agreement, promissory note, guarantee, subordination agreement, letter of credit or any other similar type of contract; (viii) retainer contract with investment bankers, attorneys, accountants, actuaries, appraisers or other professional advisers;
(ix) lease, sublease or other agreement under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property, (x) contract or agreement with any Governmental Entity; (xi) contract which would be reasonably likely to limit or restrain the Company, or any owner or affiliate of the Company, from engaging in any line of business, competing with any person, firm, corporation or other entity, or conducting business in any particular geographic area, or (xii) commitment or agreement to enter into any of the foregoing (collectively, the "Contracts"). The Company has delivered or otherwise made available to Parent true, correct and complete copies of the Contracts listed in Schedule 2.18(a), together with all amendments, modifications and supplements thereto and side letters to which the Company is a party affecting the obligations of any party thereunder. No person or entity holds a power of attorney to act on behalf of the Company.

               (b) Except as set forth in Schedule 2.18(b) and except for those matters which in the aggregate would not result in a Company Material Adverse Effect: (i) to the knowledge of the Company and the Shareholder, each of the Contracts listed in Schedule 2.18(a) is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), (ii) no Default (as defined below) exists under any Contract listed in
Schedule 2.18(a) either by the Company or, to the best knowledge of the Company and the Shareholder, by any other party thereto; (iii) neither the Company nor the Shareholder is aware of the assertion by any third party of any claim of Default or breach under any of the Contracts listed in Schedule 2.18(a), and (iv) with respect to those Contracts listed in Schedule 2.18(a) that were assigned or subleased to the Company by a third party, to the best knowledge of the Company and the Shareholder, all necessary consents to such assignments or subleases have been obtained. In addition, neither the Company nor the Shareholder is aware of any present intention on the part of any significant supplier of the Company to either (x) terminate or significantly change its existing business relationship with the Company, either now or in the foreseeable future, or (y) fail to renew or extend its existing business relationship with the Company at the end of the term of any existing contractual arrangement such customer may have with the Company. For purposes of this Agreement, the term "Default" means, with respect to any Contract, (x) any breach of or default under such Contract, (y) any event which could (either with or without notice or lapse of time or both) give rise to any right of termination, cancellation or acceleration or any obligation to repay with respect to such Contract, or (z) any event which could result in either an increase in the obligations or liabilities of, or a loss of any benefit to which, the party in question or any of its affiliates may be entitled or subject to under such Contract.

          19   Related Party Transactions.  Except as set forth in Schedule
2.19 hereto, no director, officer, partner, employee, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of the Company or the Shareholder (a) since January 1, 1993, has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company; (b) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company, (ii) engaged in a business related to the business of the Company or (iii) participating in any transaction to which the Company is a party or (c) is otherwise a party to any contract, arrangement or understanding with the Company.

          20   Sufficiency of the Assets Included Within the Company.
After giving effect to the Merger and all other transactions contemplated as of the Closing Date, the Company will (y) have all right, title, and interest in and to, or will have a valid right to use (or, with respect to any employees, subcontractors, software developers and other similar persons, will employ), substantially all of the assets (including, without limitation, Intellectual Property), properties, employees, subcontractors, software developers and other persons and items owned, used, employed or retained by the Company in the conduct of its business prior to the date hereof, and (y) will have sufficient assets (including, without limitation, Intellectual Property), properties, employees, subcontractors, software developers and other persons and items to conduct the Company's business after the Closing Date in substantially the same manner as presently conducted by the Company.

          21        No Misrepresentation.  Neither this Agreement (including
the schedules hereto) or any Related Agreement or any information supplied by or on behalf of the Company or the Shareholder to Parent in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Neither the Company nor the Shareholder knows of any facts which are reasonably likely to cause a Company Material Adverse
Effect (including after giving effect to the consummation of the transactions contemplated pursuant to this Agreement), which have not been set forth in the Financial Statements or disclosed in a schedule attached to this Agreement; provided that the the provisions of this sentence shall not be deemed to be a representation or warranty as to any events or circumstances occurring after the date hereof which affect generally companies which operate in the same industry as the Company.






     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SHAREHOLDER

          1         Shareholder Representations and Covenants.  The
Shareholder hereby represents, warrants, acknowledges, covenants and agrees as follows:

               (a) except to the extent otherwise provided for in connection with, or otherwise not applicable in light of, the registration provisions of Section 1.10 hereof, the shares of Parent Common Stock are being acquired pursuant to the terms and subject to the conditions of this Agreement for such Shareholder's own account for investment purposes only and not with a view to any public resale, public distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act") or any state securities or "blue sky" law;

               (b) except to the extent otherwise provided for in connection with, or otherwise not applicable in light of, the registration provisions of Section 1.10 hereof, (i) the shares of Parent Common Stock, at the time of issuance, will not be registered under the Securities Act or any state securities or "blue sky" law and
(ii) such shares may not be sold or otherwise disposed of except in compliance with the Securities Act or in reliance upon an exemption therefrom;

               (c) such Shareholder has such knowledge and experience in financial and business matters that such Shareholder is capable of evaluating the merits and risks of the prospective investment in the shares of Parent Common Stock and able to bear the economic consequences thereof and that such Shareholder qualifies as an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act; and

               (d) in making such Shareholder's decision to invest in the shares of Parent Common Stock, such Shareholder has relied upon the Parent SEC Reports (as defined in Section 4.6 below) and independent investigations made by such Shareholder and, to the extent believed by such Shareholder to be appropriate, such Shareholder's representatives, including such Shareholder's own professional, tax and other advisors, and has not relied upon any representation or warranty from Parent or any of its directors, officers, employees, agents, affiliates or representatives with respect to the value of the shares of Parent Common Stock or the tax consequences of the transactions contemplated by this Agreement or the Related Agreements.

          2         Restrictions on Transfer.

               (a) Subject to the provisions of Section 3.2(d) below, the Shareholder agrees that he will not sell, assign, transfer or otherwise dispose of (each, a "Transfer") any of the shares of Parent Common Stock (or any interest therein) except upon the terms and conditions specified in this Section 3.2, and the Shareholder will cause any subsequent holder of such Shareholder's shares of Parent Common Stock to agree to take and hold the shares of Parent Common Stock subject to the terms and conditions of this Agreement.

               (b) Subject to the provisions of Section 3.2(d) below, each certificate representing the shares of Parent Common Stock issued to the Shareholder or to any subsequent shareholder shall include a legend in substantially the following form:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. SUCH SHARES MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN THE MERGER AGREEMENT DATED AUGUST 7, 1996, AMONG THE ISSUER AND THE OTHER PARTIES THERETO, A COMPLETE AND CORRECT COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE ISSUER AND WILL BE FURNISHED TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE."

               (c) Subject to the provisions of Section 3.2(d) below, prior to any proposed Transfer of any shares of Parent Common Stock by the Shareholder (except with respect to any shares which have been registered under a Registration Statement), the Shareholder shall give written notice to Parent of the Shareholder's intention to effect such Transfer, which notice shall set forth the date of such proposed Transfer. The Shareholder also shall furnish to Parent (i) a written agreement by the proposed transferee that it is taking and holding the same subject to the terms and conditions specified in this Agreement, except with respect to any such shares which are being sold in connection with a public offering of securities registered under the Securities Act and (ii) except with respect to any shares of Parent Common Stock which have been registered under the Securities Act, a written opinion of the Shareholder's counsel, in form and substance reasonably satisfactory to Parent, to the effect that the proposed Transfer may be effected without registration under the Securities Act.

               (d) The restrictions set forth in this Section 3.2 shall terminate and cease to be effective with respect to shares of Parent Common Stock (i) upon the sale of any such shares of Parent Common Stock, if the shares of Parent Common Stock in respect of which such sale occurs have been registered under the Securities Act and the seller thereof complies with, and certifies to the Parent, upon Parent's request, that it has complied with, the prospectus delivery requirements of the Securities Act, (ii) upon receipt by Parent of an opinion of counsel (which counsel is reasonably acceptable to Parent), in form and substance reasonably satisfactory to Parent, to the effect that compliance with such restrictions is not necessary in order to comply with the Securities Act with respect to the Transfer of such shares of Parent Common Stock, or (iii) upon the expiration of the applicable holding period referred to in Rule 144(k) under the Securities Act (as such Rule may be amended from time to time), if, pursuant to Rule 144(k), the Shareholder was not, and certifies to Parent that he was not, an "affiliate" of Parent at the time of the sale of the securities and had not been an "affiliate" of Parent during the preceding three months.

          3 Non-Competition and Other Covenants of the Shareholder. Based on the consideration set forth in this Agreement, for the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, the Shareholder shall not (except as may be explicitly required in the Employment Agreement to which he is a party), directly or indirectly, in any state, province or jurisdiction located within North America (as well as outside of North America with respect to those business or other activities which are directed towards persons or entities located within North America):

               (a) No Competitive Activities - own, operate, manage or control, or participate in the ownership, operation, management or control of, or be connected with or have any interest in, whether as employee, consultant, advisor, agent, owner, partner, co-venturer, principal, director, stockholder, affiliate, associate, representative, lender or otherwise, any enterprise, person, firm, corporation or business that (x) is substantially similar in whole or in part to the business of the Company, as such business is conducted on the date hereof, or (y) competes in any manner with the business of the Company, as such business is conducted on the date hereof (any of the foregoing activities, a "Competitive Business Activity"), or otherwise engage in any Competitive Business Activity or render advisory or other services to or for any person engaged in any Competitive Business Activity; provided that this covenant shall not prohibit the Shareholder from having legal or equitable ownership of not more than one percent (1%) of any class of equity security in a publicly-held company which may engage in such activity; provided further that, for so long as Parallax MicroSystems, Inc. ("Parallax") does not engage in any Competitive Business Activity, this covenant shall not prohibit the Shareholder from (i) owning any of the capital stock of Parallax or (ii) serving as a director of Parallax and performing normal director duties on behalf of Parallax in connection therewith;

               (b) No Solicitation of Employees - either (i) solicit, engage, compensate, induce away or hire for employment or other representation, any employee, agent, representative or independent contractor (other than any agent, representative or independent contractor which devotes less than 20% of its total work time working on behalf of the Company or any of its affiliates) known by the Shareholder to be employed or retained by any Protected Party (for purposes of this Agreement, the term "Protected Party" shall mean and include the Company and each of its subsidiaries), (ii) solicit or induce any such person to terminate any relationship such person may have with any Protected Party, or (iii) encourage any third party (including any employee of Company) to do any of the foregoing (provided that the Shareholder shall not be prevented from hiring any such person who contacts the Shareholder (x) on his or her own initiative without direct or indirect solicitation from the Shareholder or any of the Shareholder's representatives, or (y) as a result of a public advertisement or any form of general solicitation which is not targeted towards officers or employees of any Protected Party);

               (c) No Solicitation of Current Customers - either (i) solicit any members or customers or the then current clients of any Protected Party, or (ii) persuade or attempt to persuade any member, customer or client, or any other person, to cease doing business with any Protected Party or to reduce the amount of business it does with any Protected Party; or

               (d) No Injurious Acts - either (i) make any public statements critical of any Protected Party or otherwise maligning the business or reputation of any Protected Party, or (ii) make any statements or perform any acts which are either intended to advance the interest of any existing or prospective competitors of any Protected Party or which would likely injure the interests of any Protected Party.

          4         Confidentiality.  From and after the Closing, the
Shareholder shall not, directly or indirectly, except at the request of Parent and as expressly permitted under the Employment Agreement to which he is a party, disclose or reveal to anyone, or otherwise use, at any time or for any reason, any confidential or proprietary information relating to the Company or any products or services offered by the Company or by Parent or any of its affiliates, to any person, firm, corporation, association or other entity, nor shall it make use of any such confidential or proprietary information for its own purpose or for the benefit of any person, firm, corporation or other entity except Parent and its affiliates. The term "confidential or proprietary information," for the purpose of this Section 3.4, shall mean all information which relates to confidential or proprietary matters or matters which are not in the public domain, including, but not limited to, Intellectual Property, business plans, research and development activities, and pricing information.


     REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Parent and Merger Sub each represents and warrants to the Company and the Shareholder as follows:

          1         Organization, Standing and Power.  Each of Parent and
Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, except where the failure to be so qualified would not result in a Parent Material
Adverse Effect (as defined below). For purposes of this Agreement, the term "Parent Material Adverse Effect" means any material adverse change in, or material adverse effect on, the business, assets, prospects, results of operations, value or financial or other condition of Parent and its subsidiaries (taken as a whole), or any event or circumstance which would likely prevent, hinder or delay the consummation of any of the transactions contemplated by this Agreement.

          2         Authority. Each of Parent and Merger Sub has all
requisite corporate power and authority to execute and deliver this Agreement and each of the Related Agreements to which it is a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Each of Parent and Merger
Sub. This Agreement and each of the Related Agreements to which it is a party has been duly executed and delivered by Parent and Merger Sub and, assuming this Agreement and each of the Related Agreements constitutes the valid and binding agreement of the other parties hereto and thereto, this Agreement and each of the Related Agreements to which it is a party constitute the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          3         Capital Structure.  As of the date hereof, the
authorized capital stock of Parent consists of (a) 600,000,000 shares of Parent Common Stock of which 193,636,353 shares were issued and outstanding as of June 30, 1996 and 3,979,111 shares were held in treasury, and
(b) 1,000,000 shares of preferred stock, $.01 par value per share, none of which is issued or outstanding. All outstanding shares of Parent Common Stock are validly issued, fully paid and non-assessable and are not subject to preemptive or other similar rights.

          4    Issuance of Shares by Parent.  Prior to the Closing, Parent
will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to
Article 2 hereof. All shares of Parent Common Stock issued pursuant to Article 2 will, when issued, be validly issued, fully paid and nonassessable, and no person will have any preemptive right of subscription or purchase in respect thereof. Assuming the accuracy of the representations and warranties made by the Shareholder in this Agreement, the issuance of such shares of Parent Common Stock pursuant to this Agreement will be in compliance with the Securities Act and, upon the registration of such shares pursuant to Section 1.10 hereof, such shares will be listed on the NYSE, subject to official notice of issuance.

          5         No Violations Resulting From Transactions.  Except for
those matters which in the aggregate would not result in a Parent Material Adverse Effect, the execution and delivery of this Agreement and each of the Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, by Parent and Merger Sub will not result in any Violation pursuant to any provision of the certificate of incorporation or by-laws of Parent or Merger Sub or result in any Violation of, or (except as required by Section 1.10 hereof) require any consent or approval of or notice to any person
(other than a Governmental Entity) pursuant to (i) any loan or credit agreement, note, mortgage, indenture, material lease, Parent employee benefit plan or other agreement, obligation or instrument to which Parent or Merger Sub is a party or (ii) any Laws applicable to Parent or Merger Sub or any of their respective properties or assets.

          6         SEC Reports. Except for those matters which in the
aggregate would not result in a Parent Material Adverse Effect, (a) since January 1, 1994, Parent has filed all forms, reports and documents with the Securities and Exchange Commission ("SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have complied as of their respective filing dates, or in the case of registration statements, their respective effective dates, in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the "Parent SEC Reports"), and (b) none of such Parent SEC Reports, including, without limitation, any exhibits, financial statements or schedules included therein, at the time filed, or in the case of registration statements, their respective effective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent is not aware, as of the date of this Agreement, of any event or circumstance which currently exists or which is reasonably likely to exist which would constitute a Disadvantageous Condition (as defined in Section 1.10(c)(iii) hereof) or cause the Registration Statement to not be declared effective by the SEC on or prior to November 30, 1996.

          7         Parent's Current Plans with respect to the Company.  As
of the date hereof and as of the Closing Date, Parent has no current plan or intention to effect any of the following transactions within one year following the Effective Time: (i) permit the Company to issue additional shares of its stock to the extent that such issuance would result in Parent losing control of the Company within the meaning of
Section 368(c) of the Code, (ii) reacquire any of its stock issued pursuant to this Agreement (except as otherwise expressly provided or contemplated pursuant to this Agreement), or (iii) liquidate the Company or merge the Company (except for transfers of stock to corporations controlled by Parent), or to cause to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Company. In addition, Parent presently intends, and as of the Closing Date it will then presently intend, to cause the Company to continue its historic business or use a significant portion of its historic business assets in a business for a period of at least one year following the Effective Time.


           COVENANTS RELATING TO CONDUCT OF BUSINESS

          During the period from the date of this Agreement and continuing until the Closing, the Company agrees that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing):

          1         Conduct of the Company's Business Pending the Closing.
Except in those circumstances where the failure of the Company to comply with the following provisions would not, either individually or in the aggregate, result in a Company Material Adverse Effect, the Company shall be obligated to:

               (a) conduct the business of the Company only in the ordinary course consistent with past practice;

               (b) not (i) declare, authorize, set aside, pay or distribute any dividend, or other distribution, or any option, warrant, call or right (including preemptive rights), (ii) issue, transfer, dispose, sell, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or other securities of, or other ownership interests in, the Company or (iii) enter into any agreement of any character requiring the Company to take any of the actions in (i) and (ii) above;

               (c) not effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company;

               (d) not amend the articles of incorporation or code of regulations of the Company;

               (e) use its best efforts to (i) preserve the present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Company and
(ii) preserve the present relationship of the Company with persons having business dealings with the Company;

               (f) not, other than in the ordinary course of business consistent with past practice and without materially increasing the benefits or the costs thereof, (i) increase the compensation payable or to become payable by the Company to any of their respective directors, officers, employees, agents or representatives,
(ii) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company, (iii) award or pay any bonus to any such person or
(iv) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company is a party or involving a director, officer or employee of the Company in his or her capacity as a director, officer or employee of the Company;

               (g) comply with all Laws and comply with all contractual and other obligations applicable to the Company;

               (h) not subject to any Encumbrance (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of the properties or assets (whether tangible or intangible) of the Company;

               (i) not acquire any material properties or assets and not sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of the Company;

               (j) not cancel or compromise any debt or claim or waive or release any material right of the Company except for in the ordinary course of business consistent with past practice;

               (k) not enter into any commitment for capital expenditures of the Company in excess of $50,000 for any individual commitment and $100,000 for all commitments in the aggregate;

               (l) promptly notify Parent of (i) the occurrence of any Company Material Adverse Effect, and (ii) any material Legal
Proceeding commenced by or against the Company or any Legal Proceeding commenced or threatened against the Company relating to the transactions contemplated by this Agreement;

               (m) not agree to do anything prohibited by Articles 5 or 6 of this Agreement or anything which would make any of the representations and warranties of the Company and the Shareholder in this Agreement or the Related Agreements untrue or incorrect in any material respect; and

               (o) not agree to take any action which would be prohibited by this Section 5.1.

          2         No Solicitation.  From and after the date hereof until
the termination of this Agreement, neither the Company nor any of its respective officers, directors, employees, representatives, agents (including, without limitation, any investment banker, attorney or accountant retained by or for the Company or its affiliates) or affiliates, nor the Shareholder will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of the officers, directors or employees of the Company or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or the Shareholder to take any such action. For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following (other than the transactions between or among the Company, the Shareholder and Parent contemplated hereunder) involving the Company or the Shareholder: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the Company in a single transaction or series of transactions; or (iii) any acquisition or offer to acquire 10% or more of the outstanding shares of capital stock of the Company.

          3         Advice of Changes; Governmental Filings.  The Company
shall confer on a regular and frequent basis with Parent, report on operational matters and promptly advise Parent orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, could have, a Company Material Adverse Effect. The Company shall promptly provide Parent (or its counsel) with copies of all filings made by the Company with any state or federal Governmental
Entity in connection with this Agreement and the transactions contemplated hereby.


                     ADDITIONAL AGREEMENTS AND
                         REPRESENTATIONS

          1         Access to Information; Confidentiality. The Company
agrees that, prior to the Closing Date, Parent shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations and financial condition of the Company and examination of its books and records as Parent may reasonably request, and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Company shall cooperate fully therein. In order that Parent may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company, the Company shall use its best efforts to cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company to cooperate fully with such representatives in connection with such review and examination. Parent and its affiliates shall treat as confidential and keep secret the affairs of the Company in accordance with all of the terms and conditions of that certain Confidentiality Agreement, dated May 30, 1996, between Parent and the Company (the "Confidentiality
Agreement"); provided, however, that such obligations with respect to Parent and the Company shall terminate at the Closing.
Notwithstanding the foregoing, Parent or such other entity shall be free to disclose any such confidential information or data (i) if Parent or such other entity is advised by counsel that such disclosure must be made to comply with applicable Law or (ii) to the extent necessary to establish Parent's or such entity's position in any Legal Proceeding based upon or in connection with the subject matter of this Agreement.

          2         Additional Agreements.  Each of the parties hereto
agrees to use its respective best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements, (ii) obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company as are necessary for consummation of the transactions contemplated by this Agreement, and (iii) fulfill all conditions precedent applicable to such party pursuant to this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or the Related Agreements, the proper officers and directors of each party to this Agreement shall use commercially reasonable efforts to take all such necessary action.

          3         Publicity.  Parent and the Shareholder will consult
with each other and will mutually agree upon any press release or public announcement pertaining to this Agreement and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except that Parent may issue any such release or make any such public announcement as it determines, in its reasonable discretion, is required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case Parent shall use reasonable efforts to consult in good faith with the Company (but shall not be required to obtain the agreement of the Company) before issuing any such press release or making any such public announcement.

          4         Notification of Certain Matters.  The Company shall
give prompt notice to the Parent of (a) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it subsequent to the date of this Agreement and prior to the Closing, under any contract material to the financial condition, properties, businesses or results of operations of the Company to which it is a party or is subject, (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or any of the Related Agreements, or (c) any material adverse change in its financial condition, properties, businesses or results of operations, taken as a whole, other than changes resulting from general economic conditions.


                      CONDITIONS PRECEDENT

          1         Conditions to Obligations of Parent and the Shareholder.
The respective obligations of each party under this Agreement shall be subject to the satisfaction prior to the Closing Date of the following conditions:

               (a)  Approvals.  Other than the filings provided for by
Section 1.3, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, requisite to the transactions contemplated hereby, shall have been filed, occurred or been obtained, as the case may be.

               (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided, however, that prior to invoking this condition, each party shall use all commercially reasonable efforts to have any such decree, ruling, injunction or order vacated.

          2         Conditions of Obligations of Parent and Merger Sub.
The obligations of Parent and Merger Sub to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (which are for the exclusive benefit of Parent and Merger Sub), any or all of which may be waived in whole or in part by Parent and Merger Sub (provided that such waiver, to be binding upon Parent and Merger Sub, must be in a writing duly executed by Parent and Merger Sub):

               (a)  Representations and Warranties.  The
representations and warranties of the Company and the Shareholder set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Parent shall have received a certificate of the Shareholder certifying on behalf of both the Shareholder and the Company to such effect.

               (b) Performance of Obligations. The Company and the Shareholder shall have performed in all material respects all obligations required to be performed by each such party under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate of the Shareholder certifying on behalf of both the Shareholder and the Company to such effect.

               (c) No Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance resulting in, or which could reasonably likely result in, individually or in the aggregate, a Company Material Adverse Effect.

               (d)  Related Agreements.  Each of the Related
Agreements to which the Shareholder is a party shall have been duly executed and delivered by the Shareholder.

          3         Conditions of Obligations of the Shareholder.  The
obligations of the Shareholder to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (which are for the exclusive benefit of the Shareholder), any or all of which may be waived in whole or in part by the Shareholder (provided that such waiver, to be binding upon the Shareholder, must be in a writing duly executed by the Shareholder):

               (a)  Representations and Warranties.  The
representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

               (b) Performance of Obligations. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

               (c)  Related Agreements.  Each of the Related
Agreements to which Parent and Merger Sub is a party shall have been duly executed and delivered by Parent and Merger Sub.

               (d) Registration Statement Declared Effective. The Registration Statement shall have been declared effective by the SEC and shall not be the subject of a stop order issued by the SEC and no proceedings for such purpose shall be pending or threatened by the SEC; provided that no waiver of this condition, if any, by Shareholder shall diminish any party's registration obligations under Section 1.10 hereof, which shall survive the Closing.


                   TERMINATION AND AMENDMENT

          1         Termination.  This Agreement may be terminated at any
time prior to the Closing:

               (a) by mutual written consent of the Shareholder and Parent;

               (b) by (i) either (A) the Shareholder, if there has been a material breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub or (B) Parent, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company or the Shareholder, in each case, which breach has not been cured within five business days following receipt by the breaching party of notice of such breach (or, if such breach is not curable within five business days but is curable within a reasonable period thereafter, a cure of such breach has not been diligently pursued), or (ii) either the Shareholder or Parent, if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable;

               (c) by either the Shareholder or Parent, so long as the Company and the Shareholder, on the one hand, and Parent, on the other hand, have not breached their respective obligations hereunder, if the Closing shall not have occurred on or before November 30, 1996; provided, that the right to terminate this Agreement under this
Section 8.1(c) shall not be available to (x) Parent if Parent has breached any of its representations, warranties or covenants hereunder in any material respect and such breach has been the cause of or resulted in the failure of the Closing to occur on or before such date or (y) the Shareholder if it has breached any of its respective representations, warranties or covenants hereunder in any material respect and such breach has been the cause of or resulted in the failure of the Closing to occur on or before such date.

          2         Effect of Termination.  In the event of termination
of this Agreement by either the Shareholder or Parent as provided in
Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent and Merger Sub, or the Shareholder or Parent's affiliates, officers, directors or shareholders except (i) with respect to Section 10.10, (ii) for any obligations under either (A) the Confidentiality Agreement or (B) the letter agreement dated as of the date hereof between the Company, the Shareholder and Parent (the "Side Agreement"), and (iii) to the extent that such termination results from the willful breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements, in each case, as set forth in this Agreement.

          3         Amendment.  Subject to applicable law, this Agreement
may be amended, modified or supplemented only by written agreement of Parent and the Shareholder at any time prior to the Closing Date with respect to any of the terms contained herein.

          4         Extension; Waiver.  At any time prior to the Closing
Date, the Shareholder and Parent may: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed by the Shareholder and Parent. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.


                   SURVIVAL; INDEMNIFICATION

          1         General Survival.  The parties hereto agree that (a)
except as set forth in clauses (b) and (c) below and notwithstanding the provisions of Section 10.1, the representations, warranties, covenants and agreements of Parent, the Company and the Shareholder contained in this Agreement shall survive the execution and delivery hereof for a period of eighteen (18) months following the Closing Date, regardless of any investigation made by the parties thereto (provided that the representations and warranties set forth in Sections 2.1, 2.2, 2.4, 2.9, 2.20, 4.1, 4.2, 4.3 and 4.4 hereof shall survive until the end of any applicable statute of limitations in respect thereof), (b) the Shareholder's representations and warranties contained in Article 3 of this Agreement shall survive until the end of any applicable statute of limitations in respect thereof, and (c) those covenants and agreements set forth in this Agreement which by their terms are to be performed after the Closing Date shall survive until such covenants and agreements are fully performed or satisfied (all of the periods set forth above, collectively referred to as the "Survival Period"). Notwithstanding anything to the contrary contained herein, no claim, suit or proceeding for breach of any representation or warranty, covenant or agreement of Parent, the Company or the Shareholder set forth in this Agreement, may be brought by any person unless written notice of such claim shall have been given on or prior to the last day of the applicable Survival Period (in which event each such representation or warranty, covenant or agreement shall, with respect to the specific claim made, survive the applicable Survival Period until such claim is finally resolved and all obligations with respect thereto are fully satisfied).

          2         Indemnification.

               (a) Subject to the provisions of Section 9.1, the Shareholder hereby agrees to indemnify, defend and hold harmless Parent and, from and after the Closing, the Company from and against and in respect of any and all Losses (as defined below) resulting from, arising out of, relating to, imposed upon or incurred by Parent or the Company by reason of (i) any inaccuracy in or breach of any of the Company's representations, warranties, covenants or agreements contained in this Agreement or in any other agreement or document entered into or delivered on or after the date hereof in connection with this Agreement or any of the transactions contemplated hereby and thereby and (ii) any inaccuracy in or breach by the Shareholder of any of his representations, warranties, covenants or agreements contained in this Agreement, any of the Related Agreements or in any other agreement or document entered into or delivered on or after the date hereof in connection with this Agreement or any of the transactions contemplated hereby and thereby; provided that in no event shall the Shareholder be liable for any such Losses until the amount of all such Losses incurred by Parent or the Company, in the aggregate, exceeds $75,000, in which event the Shareholder shall be responsible for all such Losses, but only to the extent by which such Losses exceed $75,000; provided further that, except with respect to any breach of the representations and warranties set forth in Sections 2.1, 2.2 and
2.4 hereof, the Shareholder shall only be obligated to indemnify Parent with respect to such Losses in an aggregate amount of up to $3,000,000. For purposes of this Agreement, the term "Losses" means any and all deficiencies, judgments, settlements, demands, claims, actions or causes of action, assessments, liabilities, losses, damages (whether direct, indirect, incidental or consequential), interest, fines, penalties, costs and expenses (including, without limitation, reasonable legal, accounting and other costs and expenses incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification therefor).

               (b) Subject to the provisions of Section 9.1, the Parent hereby agrees to indemnify, defend and hold harmless the Shareholder from and against and in respect of any and all Losses resulting from, arising out of, relating to, imposed upon or incurred by the Shareholder by reason of any inaccuracy in or breach by the Parent of any of its representations, warranties, covenants or agreements contained in this Agreement, any of the Related Agreements or in any other agreement or document entered into or delivered on or after the date hereof in connection with this Agreement or any of the transactions contemplated hereby and thereby; provided that, except with respect to any breach of the representations and warranties set forth in Sections 4.1 and 4.2 hereof or in the first two sentences of
Section 4.4 hereof, the Parent shall only be obligated to indemnify the Shareholder with respect to such Losses in an aggregate amount of up to $3,000,000.

               (c) For purposes of indemnification in respect of Losses, any inaccuracy in or breach of a representation of warranty shall be deemed to constitute a breach of a representation or warranty notwithstanding any limitation or qualification as to materiality set forth in such representation or warranty on the scope, accuracy or completeness thereof, it being the intention of the parties that, subject to the first proviso in Sections 9.2(a) and 9.2(b) above, an indemnified party under this Section 9.2 shall be indemnified and held harmless from and against any and all Losses arising out of or based upon or with respect to the failure of any such representation or warranty to be true, correct and complete in any respect.

               (d) Notwithstanding anything contained herein to the contrary, for all purposes of this Agreement, Losses shall be reduced by (i) the amount of any insurance proceeds (minus all reasonably allocable costs, charges and expenses incurred by the indemnified party in obtaining such recovery) actually recovered in respect thereof and (ii) any tax-related benefits if and when actually realized or received (but only after taking into account the tax benefits to which the indemnified party would be entitled without regard to such item). Any insurance recovery or tax-related benefits referred to in the previous sentence shall be promptly repaid by the indemnified party to the indemnifying party following the time at which such amounts are actually recovered or realized or received; provided that in the event that any such insurance recovery or tax-related benefit is set aside or disallowed and the indemnified party had paid any amounts to the indemnifying party in respect thereof (or the amount by which the indemnified party was indemnified was reduced in respect thereof), then the obligation of the indemnifying party to indemnify with respect to such amounts shall be reinstated immediately and such amounts shall be paid promptly to the indemnified party in accordance with the provisions of this Agreement. No investigation by an indemnified party prior to or after the date of this Agreement shall affect or impair such party's rights with respect to any of the representations, warranties, covenants or agreements of the indemnifying party contained in this Agreement or the Related Agreements; provided that in the event that the senior management of a particular indemnified party has actual knowledge of any material inaccuracy in any representation or warranty set forth in this Agreement, such indemnified party shall not be entitled to seek indemnification under this Section 9.2 for any Losses which directly relate to such known inaccuracy. Any rights of indemnification, contribution, subrogation or otherwise which the Shareholder may have against the Company (whether pursuant to the Company's charter documents, by contract, by operation of law or otherwise), shall, effective at the time of the Closing, be deemed to be hereby expressly and knowingly waived.

               (e)  The exercise by an indemnified party under this
Section 9.2 of, or its ability to exercise, any of its indemnification rights hereunder shall not adversely affect its right to seek any other remedy available to it (which in the case of Parent shall include without limitation the right to offset against the Escrowed Consideration pursuant to the terms and conditions of the Escrow Agreement). Parent and the Company shall be entitled to offset any amounts owed to it pursuant to this Section 9.2 by the amount of any shares of Parent Common Stock held by the Escrow Agent in escrow, pursuant to the terms and conditions of the Escrow Agreement, in addition to seeking any other remedy available to Parent and the Company. Notwithstanding the foregoing, in the event that any offset against the Escrowed Consideration results in Parent taking back shares of Parent Common Stock and such action would reasonably jeopardize the tax-free treatment of the consideration to be received by the Shareholder pursuant to the Merger, the Shareholder may request that Parent accept, in lieu of taking such shares of Parent Common Stock, cash having a fair market value equal to such shares of Parent Common Stock (based on the last reported sale price of one share of Parent Common Stock on the NYSE as of the date of any such offset); provided that the Shareholder shall only be entitled to exercise such right to the extent that the Shareholder pays in cash at such time all amounts then owing to Parent (whether pursuant to the indemnification provisions of this Article 9 or otherwise).

          3         Notice.  If any claims in respect of Losses shall be
asserted against a party hereto or any of its successors in respect of which such party proposes to demand indemnification under Section 9.2 hereof, the party seeking indemnification shall notify in a reasonably prompt manner the party from whom it is seeking indemnification; provided that failure to give such reasonably prompt notice shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent such indemnifying party can demonstrate actual loss or prejudice as a result thereof. In addition, the rights and obligations of the respective indemnifying parties and indemnified parties under Section
9.2 hereof with respect to the handling of any third party claim shall be determined in a manner similar to the provisions set forth in
Section 1.10(d)(iii) (other than the first sentence of such paragraph). The Company shall not be deemed to have notice of any claim or of any breach by the Company or the Shareholder of any representation, warranty, covenant or agreement under this Agreement by virtue of knowledge acquired on or prior to the date of the Closing by an employee of the Company.


                       GENERAL PROVISIONS

          1      Nonsurvival of Representations, Warranties and Agreements.
Except as set forth in Article 9, none of the representations, warranties and agreements in this Agreement shall survive the Closing.

          2         Notices.  Any notice or communication required or
permitted hereunder shall be in writing and either delivered personally, telecopied or sent by overnight courier, or by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally or by courier or telecopied, or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

     (a) if to Parent or Merger Sub (or, after the Closing, the Company), to:

               CUC International Inc.
               707 Summer Street
               Stamford, Connecticut  06901
               Telephone:     (203) 324-9261
               Facsimile:     (203) 348-1982
               Attention:     Amy N. Lipton, Esq.

     (b) if to the Shareholder (or, prior to Closing, the Company) to:

               Book Stacks Unlimited, Inc.
               200 Public Square, Suite 26-4600
               Cleveland, Ohio  44114
               Telephone:  (216) 861-4611
               Facsimile:
               Attention:  Mr. Charles Stack

          with a copy to:

               Benesch, Friedlander, Coplan & Aronoff
               2300 BP America Building, 200 Public Square
               Cleveland, Ohio  44114-2378
               Telephone:  (216) 363-4607
               Facsimile:  (216) 363-4588
               Attention:  David Inglis, Esq.

          3         Counterparts.  This Agreement may be executed in two
or more counterparts, each of which shall be considered an original and all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          4         Entire Agreement; No Third Party Beneficiaries; Rights
of Ownership. This Agreement (together with the Related Agreements, the Confidentiality Agreement, the Side Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of any other party until consummation of the transactions contemplated by this Agreement.

          5         Governing Law.  This Agreement shall be governed and
construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

          6         Arbitration.  Any controversy, dispute or claim arising
out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (except for actions by Parent or the Company seeking equitable, injunctive or other relief under Section
10.9) shall be finally settled by arbitration as follows: Any party who is aggrieved shall deliver a notice to other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice shall be submitted to arbitration in Cleveland, Ohio, to JAMS/Endispute, before a single arbitrator appointed in accordance with JAMS/Endispute's Arbitration
Rules, modified only as herein expressly provided. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The decision of the arbitrator on the points in dispute will be final, unappealable and binding and judgment on the award may be entered in any court having jurisdiction thereof.
The arbitrator will be authorized to apportion its fees and expenses and the reasonable attorney's fees and expenses of Parent and the Shareholder as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expense of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney. The parties agree that this clause has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this clause shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. The parties shall keep confidential, and shall not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

          7         Severability.  If any term or other provision of this
Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. In the event that the enforceability of any non-competition or other covenant contained in this Agreement or in any Related Agreement is called into question (whether by a court, arbitrator or other authority) as the result of any time, geographical or other applicable limitation(s) specified (or not specified) in such covenant, such time, geographical or other applicable limitation(s) shall be deemed modified to the minimum extent necessary to render the applicable provisions of such covenant enforceable.

          8         Assignment.  Neither this Agreement nor any of the
rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that Parent may assign its rights and obligations to any affiliate, but no such assignment shall relieve Parent of its respective obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          9         Specific Performance.  The parties hereto acknowledge
that irreparable damage would result if this Agreement (including, without limitation, Section 1.10) were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.
The Shareholder acknowledges that its failure (and the failure of any of its partners, employees, agents or representatives) to comply with any of the provisions of Sections 3.3 and 3.4 hereof will result in irreparable harm for which there is no adequate remedy at law and that Parent shall be entitled, without the necessity of proving actual damages, to injunctive relief in addition to damages and all other remedies which may otherwise be available to Parent.

          10        Fees and Expenses.  Except as otherwise set forth
herein or in any of the Related Agreements, all costs and expenses, including all fees and expenses of attorneys, investment bankers, lenders, financial advisers and accountants, in connection with the negotiation, execution and delivery of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby, shall be paid by the party incurring such costs and expenses.

          11        Certain Obligations.  Whenever this Agreement requires
the Company to take any action or to refrain from taking any action, such requirement shall be deemed to include an undertaking on the part of the Shareholder to cause the Company to take such action or to refrain from taking such action, as the case may be.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each of the parties hereto as of the date first above written.


                              CUC INTERNATIONAL INC.


                              By:  /s/ Cosmo Corigliano
                                   Name:     Cosmo Corigliano
                                   Title:    Senior Vice President and
                                             Chief Financial Officer


                              BSU ACQUISITION CORPORATION


                              By:  /s/ Cosmo Corigliano
                                   Name:     Cosmo Corigliano
                                   Title:    Vice President


                              BOOK STACKS UNLIMITED, INC.


                              By: /s/ Charles M. Stack
                                   Name:    Charles M. Stack
                                   Title:   President


                              /s/ Charles M. Stack
                              CHARLES STACK